UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 26, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53205	26-1189601
(State of other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

39 West 37 St. 8th Floor New York, NY 10018
(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2013, solely in order to provide for an equal apportionment of the members of the Board of Directors (the “Board”) of the Company among the three classes of the Company’s classified Board, as required by the Company’s Amended and Restated Certificate of Incorporation, (i) Mark Russell resigned from the Board as a Class II Director and was immediately reappointed by the Board as a Class III Director with a term expiring at the Company’s 2015 Annual Meeting of Shareholders and (ii) Mark Weldon resigned from the Board as a Class I Director and was immediately reappointed by the Board as a Class II Director with a term expiring at the Company’s 2014 Annual Meeting of Shareholders. Mr. Weldon’s appointment as a Class II Director will be submitted for ratification by a vote of stockholders at the Company’s 2013 Annual Meeting due to the requirements of the Listing Rules of the New Zealand Stock Exchange and Mr. Weldon has submitted to the Company a conditional resignation as a Class II Director in the event that he does not receive the requisite number of votes needed to ratify his appointment as a Class II Director.

The reallocation of Messrs. Weldon and Russell from one class of directors to another class of directors had no effect on any aspect of their compensatory arrangements with the Company and Mr. Russell continues to serve as a member of the Nominations Committee and the Chairman of the Audit and Compliance Committee. Mr. Weldon continues to serve as a member of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Steven P. Ruse
Steven P. Ruse Chief Financial Officer